(m)(3)(i)

FORM OF

[October 31, 2008]

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the funds listed on Amended Schedule A of the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%. Except as otherwise noted on Amended Schedule A, by this letter, we agree to waive that fee for the period [October 31, 2008] through May 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

Todd Modic
Senior Vice President

Agreed and Accepted:
ING Mutual Funds

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com